Exhibit 8.2

[Letterhead of Wilson Sonsini Goodrich & Rosati]

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KLA-Tencor Corporation

One Technology Drive

Milpitas, CA 95053

Ladies and Gentlemen:

We have acted as counsel to KLA-Tencor Corporation, a Delaware corporation (“KLA-Tencor”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated as of October 20, 2015 (the “Merger Agreement”), by and among Lam Research Corporation, a Delaware corporation (“Lam Research”), Topeka Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Lam Research (“Merger Sub 1”), Topeka Merger Sub 2, a Delaware corporation and wholly owned subsidiary of Lam Research (“Merger Sub 2”), and KLA-Tencor.

Pursuant to the Merger Agreement, Merger Sub 1 will merge with and into KLA-Tencor, with KLA-Tencor surviving (the “First Merger”), and immediately thereafter, KLA-Tencor will merge with and into Merger Sub 2, with Merger Sub 2 surviving (the “Second Merger” and together with the First Merger, the “Mergers”). The Mergers and certain other matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Lam Research, which includes the information/proxy statement-prospectus relating to the Mergers (the “Proxy Statement-Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof, (i) that the Mergers will be effective pursuant to the laws of the state of Delaware as consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Proxy Statement-Prospectus, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Second Merger (the “Second Effective Time”) of the statements, representations and warranties made by Lam Research, Merger Sub 1, Merger Sub 2, and KLA-Tencor in the Merger Agreement and the Proxy Statement-Prospectus; (iii) the continuing truth and accuracy at all times through the Second Effective Time of the officer’s certificates provided and to be provided by Lam Research, Merger Sub 1, Merger Sub 2, and KLA-Tencor; (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Lam Research, Merger Sub 1, Merger Sub 2, and KLA-Tencor or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Second Effective Time, without such

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qualification; and (v) that dissenting shares will not exceed 15% of the total shares of KLA-Tencor common stock outstanding at the effective time of the First Merger (the “First Effective Time”), and the holders of such dissenting shares will be paid an amount of cash equal to $32 plus the fair market value of 0.5 shares of Lam Research common stock at the First Effective Time. This opinion addresses only “U.S. holders” of KLA-Tencor common stock, described in the Registration Statement, who hold that stock as capital assets.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we are of the opinion that (i) the Mergers, taken together, will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and (ii) the following material U.S. federal income tax consequences generally will result from such qualification of the Mergers, taken together, as a reorganization:

•	Exchange of KLA-Tencor common stock solely for Lam Research common stock. Except with respect to cash received in lieu of a fractional share of Lam Research common stock, a U.S. holder who surrenders all of its shares of KLA-Tencor common stock solely in exchange for shares of Lam Research common stock in the First Merger will not recognize gain or loss in connection with such exchange.

Such U.S. holder’s aggregate tax basis in the Lam Research common stock received in the First Merger, including any fractional share deemed received by the U.S. holder, generally will equal such U.S. holder’s aggregate tax basis in the KLA-Tencor common stock surrendered by such U.S. holder in the First Merger. The holding period for the shares of Lam Research common stock received by such U.S. holder in the First Merger, including any fractional share deemed received by the U.S. holder, generally will include the holding period for the shares of KLA-Tencor common stock exchanged therefor.

•	Exchange of KLA-Tencor common stock solely for cash. A U.S. holder who surrenders all of its shares of KLA-Tencor common stock solely in exchange for cash in the First Merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the shares of KLA-Tencor common stock exchanged therefor. Any capital gain generally will be long-term capital gain if such U.S. holder held the KLA-Tencor shares for more than one year at the First Effective Time.

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•	Exchange of KLA-Tencor common stock for a combination of Lam Research common stock and cash. Except with respect to cash received in lieu of a fractional share of Lam Research common stock, a U.S. holder who surrenders shares of KLA-Tencor common stock in exchange for a combination of Lam Research common stock and cash will recognize gain (but not loss) equal to the lesser of:

(i) the excess, if any, of the cash (excluding cash received in lieu of fractional shares) plus the fair market value of any Lam Research common stock received (including such fractional share for which cash was paid) in the First Merger, over such U.S. holder’s adjusted tax basis in the shares of KLA-Tencor common stock surrendered by such U.S. holder in the First Merger, and

(ii) the cash received by such U.S. holder in the First Merger (other than cash received in lieu of a fractional share of Lam Research common stock).

Any capital gain generally will be long-term capital gain if such U.S. holder held the shares of KLA-Tencor common stock for more than one year at the First Effective Time. In some limited cases where the U.S. holder actually or constructively owns Lam Research stock before the First Merger, such gain may be treated as having the effect of the distribution of a dividend to such U.S. holder under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income.

Such U.S. holder’s aggregate tax basis in the Lam Research common stock received by such U.S. holder in the First Merger, including any fractional share deemed received by such U.S. holder, will equal such U.S. holder’s aggregate tax basis in the KLA-Tencor common stock surrendered in the First Merger, increased by the amount of taxable gain or dividend income, if any, recognized by such U.S. holder in the First Merger (other than any gain recognized on the receipt of cash in lieu of a fractional share of Lam Research common stock), and decreased by the amount of cash, if any, received by the U.S. holder in the First Merger (other than any cash received in lieu of a fractional share of Lam Research common stock). The holding period for the shares of Lam Research common stock received in the First Merger, including any fractional share deemed received by the U.S. holder, generally will include the holding period for the shares of KLA-Tencor common stock exchanged therefor.

•	Cash in Lieu of Fractional Shares. No fractional shares of Lam Research common stock will be issued to holders of shares of KLA-Tencor common stock pursuant to the Mergers. A U.S. holder that receives cash in lieu of a fractional share of Lam Research common stock in connection with the First Merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. holder’s tax basis in the fractional share. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of KLA-Tencor common stock for more than one year at the First Effective Time.

•	Consequences to Lam Research, KLA-Tencor, Merger Sub 1, and Merger Sub 2. None of Lam Research, KLA-Tencor, Merger Sub 1, or Merger Sub 2 will recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers.

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This opinion is based on the Code, applicable Treasury regulations, administrative interpretations, and court decisions, each as in effect as of the date of the Registration Statement. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Mergers, or that contrary positions may not be taken by the Internal Revenue Service. Moreover, in the event that any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion does not address the various state, local, or non-U.S. tax consequences that may result from the Mergers or the other transactions contemplated by the Merger Agreement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Mergers or other transactions contemplated by the Merger Agreement except as specifically set forth herein, including any U.S. federal non-income tax consequences of the Mergers, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder of KLA-Tencor common stock in light of that U.S. holder’s particular circumstances or to a U.S. holder subject to special rules (such as a company that accumulates earnings to avoid U.S. federal income tax, a financial institution, a broker or dealer in securities, an insurance company, a regulated investment company, a real estate investment trust, a tax-exempt organization, a person who holds shares of KLA-Tencor common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, a partnership or other pass-through entity for U.S. federal tax purposes, a holder of shares of KLA-Tencor common stock who exercises appraisal rights, or a person who acquired shares of KLA-Tencor common stock pursuant to the exercise of options or otherwise as compensation).

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Mergers, including the Proxy Statement-Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI

Professional Corporation